SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OF 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 20, 2003

                             SBM Certificate Company
               (Exact Name of Registrant as Specified in Charter)

          Maryland                     811-6268                  52-2250397
(State of Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Number)            Identification No.)

c/o STATE BOND & MORTGAGE COMPANY, L.L.C.
5101 RIVER ROAD, SUITE 101
BETHESDA, MD                                                        20816
(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: 301-656-4200

                                       N/A
          (Former Name of Former Address, if Changed Since Last Report)


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Item 5. Other Events.

As disclosed in various Form 8-K Current Reports previously filed by SBM Certificate Company (the "Company") during 2003, the Securities and Exchange Commission (the "Commission") filed a complaint in the United States District Court for the District of Maryland alleging that the Company's parent, 1st Atlantic Guaranty Corporation ("1st Atlantic") is currently in violation of Sections 28(a) and 28(b) of the Investment Company Act of 1940 ("1940 Act") because 1st Atlantic's reserves required under the 1940 Act to support its face-amount certificates are inadequate. Without admitting or denying the allegations of the complaint, 1st Atlantic agreed to the entry of a temporary restraining order enjoining 1st Atlantic from violating Sections 28(a) and 28(b) of the 1940 Act. In addition, 1st Atlantic agreed to be temporarily enjoined from making any payments to 1st Atlantic certificate holders. The Court entered the order on April 23, 2003, and set a hearing date of May 5, 2003 to hear the Commission's motion for appointment of a receiver. On May 5, 2003 the Court entered an order extending the temporary restraining order and freeze of payments to 1st Atlantic certificate holders to May 20, 2003, and set a hearing date of May 20, 2003 to hear the Commission's motion for a receiver and motion for a preliminary injunction. At the hearing on May 20, 2003, an additional order extending the temporary restraining order and freeze of payments to 1st Atlantic certificate holders to June 3, 2003 was entered by the Court. In addition, a new hearing for the Commission's motion for appointment of a receiver and its motion for preliminary injunction was scheduled for June 3, 2003.

On May 29, 2003, John Lawbaugh, 1st Atlantic's majority shareholder, filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland. 1st Atlantic filed an adversary proceeding in Mr. Lawbaugh's bankruptcy proceeding seeking a declaration that the Escrow Agreement, described in the Company's Form 8-K Current Report dated November 12, 2002, is enforceable despite Mr. Lawbaugh's bankruptcy.

At the hearing on June 3, 2003, the Court entered an order extending the temporary restraining order and freeze of payments to 1st Atlantic certificate holders to June 17, 2003, but did not grant the SEC's motion for a preliminary injunction and for appointment of a receiver for 1st Atlantic. A telephone status conference was also scheduled for June 17, 2003 to discuss the status of a proposed sale of a majority of the outstanding shares of 1st Atlantic common stock and other matters related to 1st Atlantic. During the telephone status conference on June 17, 2003, the Court was updated on the status of the proposed sale of 1st Atlantic's common stock and was advised of the filing by 1st Atlantic of an adversary complaint in the Bankruptcy Court relating to Mr. Lawbaugh's petition. The Court entered an order further extending the temporary restraining order and freeze of payments to 1st Atlantic certificate holders to July 8, 2003, and scheduled a telephone status conference for that date. During the telephone status conference on July 8, 2003, the Court entered an order further extending the temporary restraining order and freeze of payments to 1st Atlantic certificate holders indefinitely. In addition, on July 11, 2003, the Court entered an order transferring 1st Atlantic's adversary proceeding filed in Mr. Lawbaugh's bankruptcy case from the United States Bankruptcy Court for the District of Maryland to the United States District Court for the District of Maryland.


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1st Atlantic moved for summary judgment on its claims in the adversary proceeding in Mr. Lawbaugh's bankruptcy case. On August 20, 2003, a hearing was held on the motion for summary judgment and the Court entered an order granting 1st Atlantic summary judgment and declaring that the Escrow Agreement is an enforceable express trust. As such, the 1st Atlantic shares that Lawbaugh owns are subject to the terms of the Escrow Agreement and are not property of Lawbaugh's bankruptcy estate. Therefore, the sale of 1st Atlantic shares may proceed free and clear of all claims, liens and interest of Lawbaugh's bankruptcy estate. The Court also declared that the total amounts due from Lawbaugh to SBM and 1st Atlantic of $2,531,981 shall be paid to SBM and 1st Atlantic from proceeds generated by the sale of the shares of 1st Atlantic. The temporary restraining order and freeze of payments to 1st Atlantic certificate holders remains in effect.

The Company's President, Eric M. Westbury, and certain non-affiliated investors have formed a partnership (Geneva Capital Partners) that has submitted a proposal to the Board of Directors of 1st Atlantic for the purchase of the majority of 1st Atlantic's shares from John Lawbaugh. Those shares are currently held in escrow pursuant to the Escrow Agreement described above, with voting control in the hands of the Board. On April 24, 2003, the Board of Directors agreed in principle to the proposal and, as described above, on August 20, 2003 the United States District Court for the District of Maryland ruled that the sale of the 1st Atlantic shares may proceed to Geneva Capital Partners as proposed. The Company believes that the sale of 1st Atlantic's shares under this proposal will resolve the Commission's concerns regarding 1st Atlantic's compliance with the reserve requirements of the 1940 Act and will allow for the removal of the temporary restraining order and freeze of payments to 1st Atlantic certificate holders. The Company, however, cannot provide any assurances in this regard.

Item 7. Financial Statement, Pro Forma Financial Statements and Exhibits

      (c)   Exhibits

      Exhibit No.       Description
      -----------       -----------

      99.1 Order on Adversary Proceeding Granting 1st Atlantic Guaranty Corporation's Motion for Summary Judgment, Entered by the United States District Court for the District of Maryland, Dated August 20, 2003.

      99.2 Memorandum Opinion on Adversary Proceeding Entered by the United States District Court for the District of Maryland, Dated August 20, 2003.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                                 SBM Certificate Company
                                                      (Registrant)

      Date: August 26, 2003                      By: /s/ Eric M. Westbury
                                                     --------------------

                                                 Eric M. Westbury
                                                 President


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